                                                                    EXHIBIT 3.5

                            ARTICLES OF INCORPORATION

                                       OF

                               SPI Holdings, Inc.


        The undersigned who, if a natural person,, is eighteen (18) years or older, hereby forms a corporation, under and pursuant to the statutes of the State of Colorado, and adopts the following Articles of Incorporation:

                                    ARTICLE I

        The name of the Corporation is SPI Holdings, Inc.

                                   ARTICLE II

        A. The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of the State of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The Corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

                                   ARTICLE III

        This Corporation shall have perpetual existence, which existence shall commence upon the filing of these Articles of Incorporation with the Secretary of State of the State of Colorado.

                                   ARTICLE IV

        A. The aggregate number of shares which the Corporation shall have authority to issue is Five Million (5,000,000) shares of common stock of no par value and Two Million (2,000,000) shares of preferred stock of no par value ("Board Designated Preferred Stock"). The shares of common stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established. The Board of Directors of the Corporation may determine, in whole or in part, the preferences, limitations, and relative rights of the Board Designated Preferred Stock, within the limits set forth in
Section 7-106-101 of the Colorado Business Corporation Act, of any class of the Board Designated Preferred Stock, before the issuance of any shares of that class, or one or more series within a class of the Board Designated Preferred Stock before the issuance of any shares of that series. The Board of Directors may issue, in one or more classes or series, shares of the Board Designated Preferred Stock with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, or other special or relative rights as shall be fixed from time to time by the Board of Directors, except for and subject to, in each case, the limits set forth in Section 7-106-101 of the Colorado Business Corporation Act and in accordance with the provisions and requirements of Section 7-106-102 of the Colorado Business Corporation Act.

        B. Each shareholder of record shall have one vote for each share of common stock standing in his name on the books of the Corporation and entitled to vote. In the election of directors, cumulative voting shall not be allowed.

        C. Shareholders shall not have the preemptive right to acquire unissued shares, unless otherwise provided by a written agreement with the Corporation. Such provision shall apply to both shares outstanding and to newly issued shares.

        D. At. all meetings of the shareholders a majority of the votes entitled to be cast on a matter by a voting group, represented in person or by proxy, shall constitute a quorum of that voting group.

                                   ARTICLE V

        A. The address of the initial registered office of the Corporation is 370 17th Street, Suite 2300, Denver, Colorado 80202.

        B. The name of the initial registered agent for the Corporation at such address is Bruce L. Rogers.

        C. The address of the initial principal office of the Corporation is 370 17th Street, Suite 2300, Denver, Colorado 80202.

                                   ARTICLE VI

        A. The personal liability of a director to the Corporation or its shareholders is limited to the fullest extent permitted by the laws of the State of Colorado. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director hereunder existing at the time of such repeal or modification.

        B. The Corporation shall indemnify all persons to the extent and in the manner permitted by the provisions of the Colorado Business Corporation Act, as amended from time to time, subject to any expansion or limitation of such indemnification as may be set forth in the bylaws of the Corporation or any shareholders' or directors' resolution or by contract.

                                   ARTICLE VII

        The number of persons constituting the board of directors of the Corporation shall be fixed by the Bylaws of the Corporation. The initial board of directors shall consist of three (3) members, and the names and addresses of such persons who are to serve as directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, is as follows:

        Name                        Address
        Mark M. King                370 17th Street
                                    Suite 2300
                                    Denver, Colorado 80202

        Bruce L. Rogers             370 17th Street
                                    Suite 2300
                                    Denver, Colorado 80202

        Charles R. Gwirtsman        50 S. Steele
                                    Suite 777
                                    Denver, CO 80209

                                  ARTICLE VIII

        The right is expressly reserved to amend, alter, change or repeal any provision or provisions contained in these Articles of Incorporation or any Article herein in any manner or respect now or hereafter permitted or provided by the Colorado Business Corporation Act, and the rights of all officers, directors and shareholders are expressly made subject to such reservation.

                                   ARTICLE IX

        The name and address of the incorporator of this Corporation is Darren
R. Hensley, % Ballard Spahr Andrews & Ingersoll, 1225 17th Street, Suite 2300, Denver, Colorado 80202.

        Executed this  14th  day of November, 1996

                                              /S/ Darren R. Hensley
                                              ---------------------------------
                                              Darren R. Hensley



        The undersigned hereby consents to the appointment as the initial registered agent for SPI Holdings, Inc.

                                              /S/ Bruce L. Rogers
                                              ---------------------------------
                                              Bruce L. Rogers
                                              Initial Registered Agent



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